Exhibit 5.1

October 18, 2022

Brookfield Asset Management Ltd.

250 Vesey Street, 15th Floor

New York, New York 10281

Ladies and Gentlemen:

We have acted as legal counsel to Brookfield Asset Management Ltd., a corporation organized under the laws of British Columbia (the “Company”), in connection with the registration by the Company of up to 2.8 million class A limited voting shares (the “Class A Shares”) to be distributed as a special dividend or distribution (the “Special Distribution”) by Brookfield Asset Management Reinsurance Partners Ltd. (“Brookfield Reinsurance”) to the holders of its Class A exchangeable limited voting shares and Class B limited voting shares, which Special Distribution shall occur subsequent to Brookfield Reinsurance having subscribed for the Class A Shares (the “Class A Share Subscription”). The terms of the Special Distribution and the issue of the Class A Shares are detailed in the prospectus constituting part of the Registration Statement (as defined below).

We are providing this opinion in connection with the filing by the Company of:

(a)

The registration statement on Form F-1 (as amended and supplemented, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”) on the date hereof, relating to, among other matters, the registration under the Act of the Class A Shares; and

(b)	the prospectus contained in the Registration Statement (the “Prospectus”).

For the purposes of this opinion, we have examined and relied upon, amongst other things, the following:

1.	the Company’s Notice of Articles and the Company’s Articles, each as amended to date;

2.

resolutions of the Board of Directors of the Company dated September 23, 2022 that relate, among other things, to the Registration Statement, the Prospectus relating to the Special Distribution and the actions to be taken in connection with the Class A Share Subscription and the Special Distribution;

3.	the Registration Statement;

4.	the Prospectus; and

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5.

such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In providing this Opinion, we have assumed that (i) prior to the completion of the Class A Share Subscription, the calculation committee of the Board of Directors of the Company will set the issue price for the Class A Shares (the “Determination”), and (ii) the value of the consideration received by the Company from Brookfield Reinsurance in exchange for the Class A Shares will be at least equal to the value of the Class A Shares issued to Brookfield Reinsurance.

Based upon the foregoing, subject to the completion of the Determination, we are of the opinion that the Class A Shares have been duly authorized for issuance by all necessary corporate action by the Company, and the Class A Shares, when issued, will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We are qualified to practice law in the Province of British Columbia and we do not purport to be experts on the law of any other jurisdiction other than the Provinces of British Columbia and the federal laws of Canada applicable therein. We do not express any opinion herein concerning any law other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion and make no representation with respect to the law of any other jurisdiction. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are an “expert” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ McMillan LLP